Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Event Date/Time: Aug. 10. 2006 / 9:00AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Collier

Willbros Group, Inc. - Director IR

Mike Curran

Willbros Group, Inc. - Chairman, CEO

Gay Mayeux

Willbros Group, Inc. - Vice President Finance

Randy Harl

Willbros Group, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

Robin Shoemaker

Bear, Stearns & Co. - Analyst

Stephen Gengaro

Jefferies & Co. - Analyst

Neil Dingman

Pritchard Capital - Analyst

John Rogers

D.A. Davidson, Inc. - Analyst

Martin Malloy

Southcoast Capital - Analyst

Jack Schneider

Colton Capital - Analyst

Andrew O’Connor

Wells Capital Management - Analyst

Joshua Horowitz

Berggruen Holdings - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Willbros Group’s Second Quarter 2006 conference call. [OPERATOR INSTRUCTIONS]. As a reminder, this conference is being recorded today, the 10th of August, 2006.

I would now like to turn the conference over to Mike Collier, Vice President of Investor Relations. Please go ahead.

Mike Collier - Willbros Group, Inc. - Director IR

Good morning, and thank you for joining us today. Today’s management participants are Mike Curran, Chairman and Chief Executive Officer; Randy Harl, President and Chief Operating Officer; Gay Mayeux, Vice President Finance; and me. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, www.willbros.com, and will be accessible for twelve months. A replay also will be available through the phone number provided by the Company in yesterday’s press release. Information reported on this call speaks only as of today August 10, 2006, and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replay.

Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. A more comprehensive listing of risk factors which could cause results to vary from our forward-looking statements is included in documents filed by the Company with the SEC.

This presentation may also contain non-GAAP numbers or reconciliation of non-GAAP numbers to the comparable GAAP numbers can be found in the earnings press release posted on our website, along with other information regarding such numbers.

Now, I will turn the conference over to Mike Curran, Chairman and Chief Executive Officer.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

Good morning, everyone, and thank you for joining us. As most of you are probably aware, yesterday, we filed our 10-Q for the second quarter of 2006, reporting a loss of $38.2 million. Therefore, I’m reasonably certain that most of you are here this morning wondering just what we did, why we did it and why it cost so much. Our goal this morning is to go through these issues so that you have an understanding of them.

First, I’d like to say that our strategy has not changed. However, some of the fundamental drivers, risks and opportunities in our different markets around the world have. And what you are seeing here is a proactive effort on our part to minimize those risks in the areas such as Nigeria and Latin America and maximize our opportunities in other markets such as the U.S. and Canada.

In the last few months, we have been presented with some tremendous opportunities in our North American markets. Concurrently, since late June, the spread and escalation of hostilities against oil and gas facilities in Nigeria and the workforces engaged in their construction, maintenance and operations has been such that we have come to the conclusion that the commercial and operating risks associated with doing pipeline construction and maintenance projects profitably, with any degree of certainty, is just not possible for Willbros.

Therefore, as part of our overall strategy going forward, we have concluded that even though we have been in Nigeria for over forty years, we need to sell all or part of our interest there. We anticipate having this accomplished within the next twelve months. I might add that we have come to the same conclusions with respect to Latin America and have exited Bolivia and Ecuador and have a letter of intent to sell our Venezuelan company. Having made the decision to sell these operations, under the current accounting rules, we must now report these entities as discontinued operations and apply certain criteria with respect to issues such as asset impairment and the allocation of overhead, just to name a few. Gay Mayeux will get into this shortly.

I would say that the increased costs you are seeing here relate to a substantial reduction in margins on several projects which have been delayed. On other ongoing projects, given the day-to-day problems encountered in this tremendously changed environment (i.e., delays caused by disputes, community issues, terrorist acts and pre-security requirements, changes in law, etc.), our ability to control and schedule and cost is extremely diminished. Therefore, we have elected to reduce the margins substantially on a number of projects.

Having said all this, you might remember Randy’s comments in our last conference call relative to our ongoing discussions and negotiations with our clients about these matters. In some instances, the clients have been quite understanding to the fact that we cannot continue in these changed circumstances. And, together, we have agreed to global change orders that reflect the new environment. However, in other instances, we have had no choice but to go to arbitration in London. And finally, there are a number of other discussions and negotiations that are currently ongoing. While we have not taken a draconian approach to this reduction in margin, we have taken a very cold eye to it.

Moving forward, we have a real big wave of work approaching us in markets such as the U.S. and Western Canada with good margins on which the management of this company must focus on right now. Instead, we have been spending a vast majority of our time addressing issues and events in Nigeria over which we have very little control and, I might add, the safety of our people is paramount.

We have a great opportunity ahead of us here in North America and elsewhere and a finite number of people and resources. And the steps we have just taken will position us to take advantage of these opportunities. It may seem costly, but we believe this must be done if Willbros is to move forward and participate profitably in the robust market ahead of us.

Finally, I’m delighted to announce that we have reached an agreement in principal to settle the consolidated securities class action lawsuit filed in 2005. Under the terms of the agreement and principal, Willbros and the plaintiffs will negotiate and seek court approval of the definitive settlement. The settlement will be funded by Willbros’ insurance carriers and will include the dismissal of all claims. This is a huge milestone for its closure of the management incident that began over eighteen months ago and removes some of the uncertainty that has been with us since that time. Furthermore, it allows us to refocus our resources towards more productive matters.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

On another item, I’d like to touch on the resignation of Warren Williams, our former Chief Financial Officer. As you know, Randy Harl is to become CEO at the end this year. He has chosen, with the Board’s approval, to bring in his own CFO, just as I did when I came to Willbros in 2000. We will make a more definitive announcement in the next few days, but wanted to assure everyone that this is simply a matter of getting prepared for this transition and Randy having his team in place.

Now, I’ll turn things over to Gay Mayeux.

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

Thank you, Mike, and good morning to everyone. As Mike noted, we reported a net loss of $38.2 million for the second quarter, which included a $5.1 million loss from continuing operations and a $33 million loss from discontinued operations. I will discuss the results of our continuing operating and discontinued operations separately. First, I will discuss the second quarter results and then the six months results for discontinued operations and then do the same for continuing operations.

As Mike mentioned, we decided to put our Nigeria and Venezuela interests up for sale. Therefore, we’re required to report their financial results as discontinued operations. Also included in discontinued operations is a TXP-4 plant in Opal which was sold in the first quarter of this year. In the second quarter of 2006, we reported revenues of $132.3 million and contract costs of $134.8 million, resulting in a negative growth margin of 1.9%. General and administrative costs were $8.2 million or 6.2% of revenue. The tax provision was $5.9 million, primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss from discontinued operations was $38 million or $1.53 per share, compared to a net loss of $3.8 million or $0.18 per share in the second quarter of ‘05.

For the second of this year, the operating results in Nigeria were negatively impacted by schedule delays, increasing costs related to labor, equipment, materials and heightened security, as well as disputes with clients related to change orders and the implementation of our Nigerian strategy. As a result, we recorded a charge of approximately $39 million during the second which can be broken down into three major categories. First, an approximate $25 million reduction of contract income of projects currently underway; second, an increase in allowance for docile accounts of about $7.7 million; and finally, a reduction in the net booked value of assets of $7 million.

As a result of the recent events in Nigeria, we re-estimated the costs to complete our projects currently underway. Increased costs relating to labor, equipment, materials, schedule delays, heightened security and disputed change orders totaled $37 million, $25 million of which was recognized in this quarter. Assuming the estimates to complete these projects do not change in the future and we have no cost recoveries from our clients, we will recognize an additional $12 million as reduced contract income in subsequent quarters.

For the six months ended June 30, 2006, for our discontinued operations, we reported revenue of $273.2 million and contract costs of $260.5 million, resulting in a gross margin of 4.6%. General and administrative costs were $13.4 million or 4.9% of revenue. The tax provision was $12.1 million, primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss from discontinued operations was $29.1 million or $1.36 per share, compared to a net loss of $4.9 million or $0.23 per share in the comparable period of last year.

We continue to negotiate with our clients in Nigeria to address increased costs and schedule delays in an effort to mitigate the commercial impact these costs are having on our company. While most of our clients have demonstrated an appreciation of the issues and a willingness to work with us, the outcomes of these negotiations is still uncertain, as is their ultimate effect on our revenue, operating income and cash flow from discontinued operations. We will continue to employ all remedies available to us under the contracts to minimize the impact of these increased costs on our company. You can find details of the financial results in Nigeria, Venezuela and Opal in our 10-Q which was filed yesterday.

Now, I would like to focus on those operations that represent our continuing operations which include primarily the United States, Canada and Oman. For the second quarter of 2006, we reported revenue of $119.1 million and contract costs of $105.7 million, resulting in a gross margin of 11.2%. General and administrative costs were $11.6 million or 9.8% of revenue. The tax provision was $1.7 million, primarily due to incurring costs in certain countries that cannot be offset by taxable income in other countries, primarily the U.S. and Canada. Net loss from continued operations was $5.1 million or $0.24 per share, compared to a net loss of $6.2 million or $0.29 per share in the second quarter of last year.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

In the United States and Canada segment, revenues increased by 69% to $102.3 million as compared to the results for the same period in ‘05. The increase was primarily as a result of increased business activity in Canada for modular fabrication and maintenance work in the oil sands facility in the Fort McMurray area and in the U.S. for multiple large diameter natural gas pipelines in the Barnett Shale area.

International revenue of $16.9 million increased by $9.3 million over the same period in ‘05, due to the construction of the concert [ph] pipeline project in Oman. Contract income increased 72% to $13.4 million in the second quarter of ‘06 compared to the same quarter last year. The increase was primarily the result of increased revenues from our U.S. and Canadian operations. While the contract margin in the second quarter of ‘06 of 11.2% remained roughly the same as in the second quarter of ‘05, it was almost double that we reported in the first quarter of ‘06, which was 5.7%.

General and administrative costs were $11.6 million or 9.8% of revenue for the second quarter of ‘06. This was an increase of about $836,000 compared to the same quarter last year. The increase in G&A costs included increased insurance premiums, additional staffing costs and legal expense, all of which totaled $2.4 million, offset by various cost reductions, including the cost of consultants and the exit from Bolivia, which together was about $1.5 million. Depreciation and amortization costs for the period ended June 30, 2006, was approximately $2.9 million, compared to $2.7 million for the same period last year.

For the six month period ending June 30, 2006, for continuing operations, we reported revenue of $226.7 million and contract costs of $207.2 million, resulting in a gross margin of 8.6%. General and administrative costs were $22 million or 9.7% of revenue. The tax provision was $1.4 million. We are continuing to evaluate our overall corporate tax structure to ensure that we minimize our tax liabilities. Net loss from continued operations was $13.6 million or $0.63 per share, compared to a net loss of $14.9 million or $0.70 per share in the comparable period of last year.

In the United States and Canada segment, revenues more than doubled to $200.9 million, as compared to results from the same period in 2005. The increase in revenue is due to new projects for Willbros Engineers, such as the Guardian Overland Pass and Sabine [ph] Pass pipeline projects and the previously mentioned projects for Willbros MSI, our Canadian subsidiary, and Willbros RPI, our U.S. construction subsidiary. International revenue also nearly doubled to $25.9 million over the same period in 2005, due to increased work on the concert pipelines in Oman.

Contract income in the United States and Canada segment nearly doubled as compared to last year to $16.9 million in the first six months of 2006, consistent with the increase in our revenues from that segment. Contract margin remained roughly the same between the two periods at 8.6%. General and administrative costs were $22 million or 9.7% of revenue for the first six months of 2006. This was an increase of $2.2 million or 11% compared to the same period last year. The increase in G&A costs included increased insurance premiums of $2.1 million, additional staffing costs of $1.8 million and travel related expenses of about $700,000. These were offset by reductions from accounting, legal and consulting expenses of about $2.4 million. Depreciation and amortization costs for the six month period ended June 30, 2006, were approximately $5.9 million, compared to $5.6 million for the same period last year.

Turning to the balance sheet, At June 30, 2006, cash and cash equivalents totaled $32 million. On Monday of this week, our cash balance was approximately $47.3 million. Working capital decreased by $26 million since the end of the first quarter. At June 30, 2006, we had total assets of $496.1 million, long-term debt of $154.6 million and stockholders’ equity of $107.9 million. Net assets of discontinued operations were $108.8 million at the end of the second quarter.

Now, I’d like to discuss where we are with respect to our credit facility. Primarily as a result of the negative financial impact that recent events in Nigeria have had on our operation and our decision to sell our interest in Nigeria, we are not in compliance with certain financial covenants and the 2004 credit facility at the end of this quarter. We are in the process of obtaining a waiver for the non-compliance. Based on our past experience and on recent discussions we’ve had with our syndicated bank group, we believe we will be able to obtain a waiver with respect to the violation. As mentioned on our last call, we’ve gone to term sheet with Lead Bank to secure a new credit facility which is expected to be in place by the end of this quarter. Until such time that we secure a new credit facility or obtain a waiver for the 2004 credit facility, we will be unable to issue any new letters of credit. Our inability to issue letters of credit in the immediate future is not expected to have a material adverse effect on us.

Now to backlog, The strong demand for our pipeline, engineering and construction services in North America has resulted in us reporting record backlog for continued operations at June 30, 2006, of $1.17 billion, and that’s with an embedded margin of about 15.1%. The June backlog is significant for several reasons. First, it’s a new record for Willbros; second, it’s comprised of projects primarily in North America; and third, it contains no Nigerian backlog. The June backlog represents an over three-fold increase from the March backlog of $344 million that had embedded margins of 11.5%.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Backlog for discontinued operations was $466 million at June 30, 2006, with an embedded margin of about 10.7%. June backlog is down slightly from the $476 million of backlog at March 31. While we worked off $132 million of backlog during the second quarter of 2006, we added an equal amount of additional backlog related primarily to increased goods [unintelligible] for projects that we already.

On our last call, we discussed this stepped guidance and stated that the full year 2006, we expect our revenue run rate to be approximately $1 billion and that our G&A costs should range from 6% to 8% of revenue. This continues to be our expectation. However, these amounts will now be reported separately on our financial statements as continuing and discontinued operations. For the remainder of 2006, we expect our revenues to be evenly divided between continuing and discontinued operations.

G&A, as a percentage of revenue, will be higher for our continuing operations as a result of the allocation methodology we must use to allocate G&A between continuing and discontinued operations. We will continue to manage our G&A and size it appropriately for our level of operation.

With that, I’d like to turn it over to Randy Harl for his comments.

Randy Harl - Willbros Group, Inc. - President, COO

Thanks, Gay. I want to first discuss the process we employed to reach the decision to sell our interest in Nigeria and Venezuela, and then elaborate on the market before us which is quite remarkable.

At Willbros, we have had our share of challenges over the past eighteen months. But we’ve also had opportunities presented to us. The strategic process we have underway has enabled us to analyze and evaluate an opportunity to change the risk profile of the company, our decision to sell our interest in Nigeria, and we believe they are attractive to some potential buyers, has positioned us to refocus on an unprecedented, in our opinion, market for our services. The risk reward ratio in North America is much better, not just because the risks in Nigeria have escalated, but because the potential returns in North America have improved and we believe they will continue to strengthen.

Our company has grown since 1999, with revenue increasing from $177 million to a current expectation of over $1 billion in 2006. World market conditions present many opportunities, not only in North America, but also in other parts of the world to replace the discontinued operations with good projects in more stable markets. We are in a period of unprecedented ENT spending, both domestically and internationally, to making this a landmark era to be a contractor. The U.S. pipeline market is in a growth cycle never seen before, largely due to the increase in natural gas consumption. This has created a need for additional infrastructure to transport natural gas from production and import locations to areas of high demand. As we all know, this has been the foundation of Willbros’ success, and we will continue to be an active player in this market.

Among the opportunities existing outside the U.S., we have an emerging market in Canada for oil sands infrastructure, along with growing onshore pipeline businesses. In other parts of the world, there are good prospects in the Middle East and in North Africa, to name a few. However, we must ensure we pursue and win the most profitable projects. We’ve had to deal with some adverse events that were beyond our control. What we are now doing is to actively limit the potential future economic damage from events we cannot control and refocusing the company to perform its work in more promising markets with more assurance that we can meet our financial objectives. This is just one of the many right steps we will be taking to guarantee our success in the future. We are expeditiously working to resolve remaining issues with our clients in Nigeria. We are also working hard in other markets to maintain our momentum and to generate appropriate returns as we have discussed. We have new quality prospects under contract and record backlog in an attractive market.

In order to continue to growing and to ensure successful project execution and completion, we need to focus and streamline our organization. We will focus on what is best for Willbros as one entity, making certain our decisions will deliver the utmost profitability to our stakeholders.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

Thanks Randy. In light of our 42 year continuous presence in Nigeria, we have not taken the decision to sell our interest there without serious and thorough evaluation. The reality is that we are operating in a changed world with chosen focus on those markets which are better for Willbros. The record backlog in North America speaks for itself.

Now, we are happy to take your questions.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS]. Robin Shoemaker, please state your company name followed by your question.

Robin Shoemaker - Bear, Stearns & Co. - Analyst

Bear Stearns. Good morning, Mike and Randy.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

Good morning.

Robin Shoemaker - Bear, Stearns & Co. - Analyst

I wondered why you’ve not revealed the project that you’ve added to backlog. I understand there may be some consent from the customer that’s required for that, but this is such a large addition to backlog in North America. Are there any of the projects within that backlog condition that you can discuss specifically?

Randy Harl - Willbros Group, Inc. - President, COO

Yes, there are. There are a number of projects that we can discuss. One of the things that we go into, Robin, we discussed on the last conference call that we had several hundred million dollars worth of highly competent work, most of which we didn’t have signed it. And we’ve evolved into a situation that, as we got them signed up, we felt that it was not good to put good news out before bad news with respect to this charge and what we’re doing in West Africa. So that’s why it all came at one time. But we have a number of projects, one for Center Point Energy, one for a subsidiary of Plain’s Resources, one for Enbridge, two different projects for Cheneer - - I’m just sitting here trying to think of what else has been announced and what hasn’t been announced. What we may do in the near-term is put out a list of those projects.

Mike Collier - Willbros Group, Inc. - Director IR

Robin, it’s Mike Collier. As we’ve mentioned in other calls, we have certain stipulations with respect to confidentiality and the announcement of different projects. And as we move forward and some of those stipulations are no longer effective, we’ll be announcing projects. But as you well understand, a lot of these projects compete for market. And even though we may have an ongoing project, it’s not appropriate to give the details out right now. But we’ll keep you apprised of that as we can.

Robin Shoemaker - Bear, Stearns & Co. - Analyst

Okay. And then just as a follow-up, with respect to all these projects, clearly there’s some - - a lot of equipment to be purchased, a lot of people to be hired and I wonder about your current capital structure with post the write-off and assuming you’ll get the credit facility refinanced. But is there a possibility here that you would have to do some capital raising - - mostly likely equity, or how do you feel about the payment schedules that you’re going to have on these projects and the financing that you would have to do to kick-off so many projects simultaneously?

Randy Harl - Willbros Group, Inc. - President, COO

Well, I think there are number of things here, Robin. First, a substantial number of these projects are EPC projects, so that means we start on the engineering first, and then the purchasing and then the construction. But I might say that what we’re seeing, as the market turns out not only from a margin point of view, it also turns out from a contractual point of view: one, respect to risk; and two, with respect to payment terms. And so we are in a position that we have just not been bidding any work on projects that were not at least or taking any work that weren’t cash neutral.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Now, we’ve got a number of things that we’re focused on. We have money coming in from things that we have settled in West Africa. These are settlements that we have made, so there’s the timing on those. There’s the timing on when some of these projects kick-off. With respect to equipment, especially in North America, it’s a lot easier to lease equipment and there’s not the necessity to buy it. But I think that this is something that we’re watching as we go along. We may, depending on the timing of these projects, dependent on the cash that comes in on settlements we’ve made, and depending on future settlements, those all make a difference on the cash flow. We’re also very opportunistic. If a situation would come up visa vie equipment where it was a bargain to buy it or maybe even to buy a company for the value of the equipment, then we might turn around and do something with the margins. But right now, we’re comfortable with where we are.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

And just to add a little bit to that, Robin, as we put this backlog together, obviously we were thinking about what it was going to take in terms of people and equipment. And right now, we’re sitting, I think, in a very good position to move from one project to the next. And it’s not like we’re going to start all this work at the same time. The other thing, as Mike mentioned, these have a fair number of EPC projects involved. And in those, we have the option to determine what the best use of our capital is and whether or not we would subcontract or self-perform the work. So we’ve got, I think, a good, solid plan in place that will allow us to perform this work.

Robin Shoemaker - Bear, Stearns & Co. - Analyst

Okay, thank you.

Operator

Thank you, sir. Stephen Gengaro, please state your company name followed by your question.

Stephen Gengaro - Jefferies & Co. - Analyst

It’s Stephen Gengaro with Jefferies. Good morning.

Randy Harl - Willbros Group, Inc. - President, COO

Good morning, Steve.

Stephen Gengaro - Jefferies & Co. - Analyst

Can you help us understand two things that pertain to Nigeria. One is what exactly are you selling there? And are there any local or any logical buyers that - - and we aren’t naming names, it seems like it would be a very difficult business to sell at this point. And secondly, what’s the cash drag or the cash impact of that business on a monthly basis right now?

Randy Harl - Willbros Group, Inc. - President, COO

Well, let me answer your first question. What we’re selling is a Panamanian company that holds our two West African companies. So we’re selling our interest over there. It’s not an asset sale or a stock of what we have there. Now, you come back to who is interested in something like this? We have had, in the last number of months, some inquiries that if we had some interest in selling because you have people from different parts of the world that are entering the Nigeria - - either on the offshore side or on the onshore side, you have a number of Asian companies and a number of companies from other places in the world. You also have some significant money within Nigeria itself, and the company has a name and a franchise. It’s been there forty some odd years, and we have seen that there is some interest, both on the onshore side and the offshore side.

Now, it could be that you find a buyer that is not interested in everything we have there. Well, this equipment is reasonably transportable so that a large diameter [unintelligible] that’s working over there right now could be moved someplace like Beaumont and someplace like the United States. If in the offshore business, someone was not interested in the barges, those are something that could be moved elsewhere in the world, either the Gulf of Mexico, Angola or something like that. So there’s the flexibility there within that package.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

With respect to our operations right now, while we have some things stopped, we have some thing going on. Our fabrication facility in our yard is working. Our concrete coating operations are working. Our weight coating operations are working. Some of our maintenance is working, and some of the projects that are not right down in the Delta are working. Not to say they’re not impacted because all the pipe, all the logistics, all the parts and everything like that come out of our facilities that are down in the Delta. But things are impacted by varying degrees.

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

And Stephen, this is Gay Mayeux. With the respect to the cash drain that the Nigerian operations have had on our company, through the first six months of the year, it’s been in the range of $30 million to $35 million. But we have recently been reaching some settlements with our customers, and one in particular should bring in about $20 million this quarter.

Stephen Gengaro - Jefferies & Co. - Analyst

Is that $20 million at all reflected in the updated cash balance you just gave?

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

No, it has not come in yet.

Stephen Gengaro - Jefferies & Co. - Analyst

Okay, thank you. That’s helpful.

Operator

Thank you. Neil Dingman, please state your company name followed by your question.

Neil Dingman - Pritchard Capital - Analyst

Morning. Pritchard Capital. Say, just two quick questions. One, you mentioned that as far as the compliance issue and the LC issues that you’ve had in the past, how so as far as in the near-term will work around this? Or you said you don’t foresee that - - I think Gay had mentioned she didn’t see this as a near-term issue. Maybe a little bit more color on why that wouldn’t be any sort of issue in the near-term as far as going after backlog, etc.

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

We are working with our banks right now to get a waiver in place, and we feel like that waiver will be in place in the very near-term, so that would open our facility back up to us. And right now, we have about $30 million of availability under our LC facility.

Neil Dingman - Pritchard Capital - Analyst

Okay. And then obviously what I could call the even higher focus on domestic ops, are there any plans or is it too soon to tell, as far as new facilities that you would think about building maybe out West or closer to the Canadian oil sands, or just wondering if there are any plans, Randy, in that regard in order to further this backlog?

Randy Harl - Willbros Group, Inc. - President, COO

When you say new facilities, you mean new operating bases of ours?

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Neil Dingman - Pritchard Capital - Analyst

Exactly. Maybe closer to it if the focus is going to be on these Canadian oil sands, will you add on - - I know you have some things up there. Will you add on to some - - ?

Randy Harl - Willbros Group, Inc. - President, COO

Not really. Typically on a pipeline project, you will move in and do the work. And typically, temporary facilities and offices, you’ll move your parks vans, your warehouse trailers and your offices in. You tend not to build permanent facilities because building a pipeline’s a little bit like building a railroad. If you move in and say you have a 150 mile job, you’ll move in and maybe make two or three moves during that process. So that doesn’t lend itself to permanent facilities.

Now, where we do have permanent facilities is in Edmonton, Canada. You might recall we have two fabrication facilities up there, and they are of a size to really handle the capacity we’re focused on there right now. But where we are up in Fort McMurray and doing pipeline maintenance, pipeline construction and the installation of these facilities, we really don’t need any other yards or warehouses or offices there, so we don’t see any CapEx in that area.

Neil Dingman - Pritchard Capital - Analyst

And I assume that BT, that type of pipeline is a little bit outside of what you - -

Randy Harl - Willbros Group, Inc. - President, COO

Well, one of the things that you get into there, that’s a 16 to 22 mile pipeline. And so the cost of that is such that they’re not going to be interested in having somebody mobilized from the Gulf coast. They’re going to be looking for somebody that’s in the area. There is a Native American group on the North slope that because that’s their land up there, so to speak, has historically done a lot of the maintenance and a lot of the work up there. There also are a couple of contractors that are right there that can do the work, that can react and wouldn’t have the mobilization cost. It this was several hundred miles of work, this might be a different thing, but it’s really not. And they’re above-ground pipelines, so you don’t get into the digging of the ditch and all of that sort of thing that adds to the cost.

Neil Dingman - Pritchard Capital - Analyst

Okay. Thanks, guys.

Operator

Thank you. John Rogers, please state your company name followed by your question.

John Rogers - D.A. Davidson, Inc. - Analyst

D.A. Davidson. Good morning.

Randy Harl - Willbros Group, Inc. - President, COO

Good morning, John.

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

John Rogers - D.A. Davidson, Inc. - Analyst

A couple of things, Just strategically going forward, my impression had always been that internationally, although there’s a lot more risk, you also had an opportunity to generate higher margins. And as you refocus this company on North America, what are your expectations for margin opportunities? Obviously in a great market like you have right now, it can be better. But on a longer term basis, what are your expectations there?

Randy Harl - Willbros Group, Inc. - President, COO

We think that margins will be up around the world. But right now, there is probably a greater surge of work immediately in North America than there are some other places. And part of this gets back to the instability in West Africa. We have pre-qualified for hundreds of millions, if not billions, of dollars of work in West Africa, but there’s not much being let right there because people can’t do the work they’ve got. So they’re real reluctant to bid under this business model in parts of West Africa.

You take the same thing in places in the Middle East. There is some real instability and delays. We see the work picking up here faster because this is typically a market that when a client decides on a project, he can come up with the materials, he can come up with the right of way and he can come up with the logistics and everything is easier. So when something picks up, it will pick up here faster than it will some other places. If you look around the world - - and let’s say the markets we’ve been in. South America right now, with the changes in governments you’ve seen in Venezuela, Peru, Bolivia, Ecuador, it’s not real - - capital’s not really going there. People are talking about projects, but the money’s not flowing there and there’s not much activity. That’s one of the reasons we pulled out of these areas.

Now, in West Africa, it’s the same way. Things are slowing there. In the Middle East, there are some holds on some things. There are a lot of things announced and a lot of things you read about, but they’re not all starting around the world. Southeast Asia is active. We’ve been in that market, but we’re not in there right now. And so we look up and you say, okay, if I can get a certain return in the U.S., what do you have to get some of these other areas? And then you ask yourself, can I get it? And if the answer is no, there is no sense going half way around the world to end up with a project when there are opportunities here where you’re going to get paid, you’re not having currency issues and you’re not having a lot of the other issues we’re having.

So we are ramping up our operations here. We’re not exiting international work. What we see in Oman is good. Our business is expanding there. We think there are some tremendous opportunities in Saudi Arabia. Not today, but probably within the next year to eighteen months. We think there are some real opportunities in North Africa. But the other thing is (bluntly put) right now, we can only do so much work. And so we’ve got to bale up what we’ve cut down and digest this, and then we can take after some of those markets. And at the same time, we need to extract ourselves or finish the transactions in Venezuela and do something in West Africa. But we are certainly not exiting the rest of the world. It’s just this is where the opportunities are right now.

John Rogers - D.A. Davidson, Inc. - Analyst

Okay, great. Thank you. Oh, and just one follow-up. In terms of the letters of credit, is that an issue in terms of signing new work and what sort of a timeframe - - ?

Randy Harl - Willbros Group, Inc. - President, COO

It is internationally, but right now, we don’t have an immediate need in the Middle East and we have no need in South America. And we’re not really bidding any new work in West Africa. There’s not a whole lot bidding in Nigeria right now. Now if we were to move down to Angola or go to North Africa, Libya, Algeria or something like that, we’d have a need for it. But it’s not going to be the period of time that we - - we’ve got this moratorium, if you will, for a matter of weeks until we get our waiver on our existing facility or we get a new facility put in place.

John Rogers - D.A. Davidson, Inc. - Analyst

Okay.

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

John, this is Gay Mayeux. We believe we’ll have our new facility in place by the end of this quarter. And it’s going to be sized more appropriately for the amount of work we see out in the future.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

John Rogers - D.A. Davidson, Inc. - Analyst

Okay, great. Thank you.

Operator

Alright. Thank you, sir. Martin Malloy, please state your company name followed by your question.

Martin Malloy - Southcoast Capital - Analyst

Martin Malloy. Southcoast Capital. Could you maybe tell us a little bit more about the timing of the when the backlog from continuing operations will be worked off? How much this year, how much next year and maybe into ‘08?

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

The burn rate of the backlog for our continuing operations will about the same run rate you’ve seen for the first six months. And that holds true for the discontinued ops as well, so in the $200 million range.

Martin Malloy - Southcoast Capital - Analyst

Okay. And could you just remind us in North America, approximately what the walk-up type work is every quarter that doesn’t run through backlog, the magnitude of that?

Mike Collier - Willbros Group, Inc. - Director IR

This is Mike Collier, Marty. That number has moved around a lot, depending on how many resources we have available for walk-in work. And basically right now, most of our equipment and personnel are committed, so we don’t expect that to be a very large number going forward. But it has still been in the $10 million to $15 million range, I think, for the first couple of quarters this year. But I wouldn’t expect it to grow any because we’re almost fully committed with our resources at the moment.

Martin Malloy - Southcoast Capital - Analyst

Okay. And in terms of - - on your June 19th press release, you talked about $650 million worth of work in North America that you expected to book over the next 180 days from then. How much of that is still out there and has not been booked?

Randy Harl - Willbros Group, Inc. - President, COO

I’d say that the majority of that has been booked.

Mike Collier - Willbros Group, Inc. - Director IR

The majority has been booked, Marty, but what we still continue to see is our prospect list and we update this list. As you know, last call, we had an April number for you that was about $9.3 billion. With this discontinued operations entry and focus, we’ve looked at that number at the end of July, and it’s now $12.7 billion. The work is still out there. These are all projects that we’ve added that fit our timing, personnel, resources and competitive position. And that’s why, as you heard Mike say, we think the opportunities right at our doorstep here are extraordinary. The North American component of that is a little over $5 billion.

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Now, in North Africa, there are some large jobs that drive that number up. But we also believe that our performance over the last couple of years enables us to qualify for these much larger jobs. We’ve got some teams, the project management people and the experience and we’ve been able to deliver the work. Even with the difficulties in Nigeria, we’re still getting work done. So the company’s reputation for being able to get things done is really an advantage for us.

Martin Malloy - Southcoast Capital - Analyst

Thank you.

Operator

Thank you, sir. Jack Schneider, please state your company name followed by your question.

Jack Schneider - Colton Capital - Analyst

Yes. Colton Capital. I actually don’t have a question. I’m just dialing in to thank you guys. You guys have really done an outstanding job, and you probably don’t hear this enough. And we remember the dark days at $11 and $12, and all of your hard work and all of your dedicated has just blown us away. For you to deliver new North American backlog at $1.2 billion with an embedded margin of 15% is just remarkable, so thank you. We think you’re doing the right thing selling the international operations. And Mike and Mike and Warren and Randy and everyone’s just defined the new leadership team that you have found and to demonstrate that you’re going to take this company to an entirely different level is - - it’s just really encouraging and gratifying, given how frustrating it can be to own publicly traded stock. So thank you guys, seriously, very, very much. You may not hear this from anybody and from the other participants on this call, it sounds like people are a little bit sanguine about you guys announced last night. We were absolutely blown away by it. So thank you and good luck and keep it up.

Randy Harl - Willbros Group, Inc. - President, COO

Thanks a lot, Jack.

Operator

Thank you. Andrew O’Connor, please state your company name followed by your question.

Andrew O’Connor - Wells Capital Management - Analyst

Wells Capital Management, and congratulations, also, on your progress. Most of my questions were asked. Wanted to know, can - - maybe I missed this. Can you dissect the backlog for the discontinued operations, the $466 million in terms of Nigeria, Venezuela, Ecuador and Bolivia? Thanks so much.

Randy Harl - Willbros Group, Inc. - President, COO

It’s all in West Africa. We have this year exited Ecuador and exited Bolivia. In Venezuela, we have nothing down there except a long-term contract that we own 10% of a joint venture that does water injection work on Lake Maracavo [ph] that is profitable. So this is all in West Africa.

Unidentified Speaker

And primarily Nigeria.

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - President, COO

Primarily in Nigeria.

Andrew O’Connor - Wells Capital Management - Analyst

That’s all we had. Thanks, again.

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Stephen Gengaro, please go ahead with your follow-up.

Stephen Gengaro - Jefferies & Co. - Analyst

Thank you. Gentlemen, just to get a sense - - maybe it’s a two part question, but my sense has been you’re peak-ish revenue number could be maybe $1.1 billion - - maybe as high as $1.2 billion a year. Can you give us a sense of what that is with the continuing operations out of the business?

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

We’re looking at continuing operations being somewhere in about the half million dollar mark for 2006.

Randy Harl - Willbros Group, Inc. - President, COO

And then it will ramp up from there.

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

Right, exactly.

Stephen Gengaro - Jefferies & Co. - Analyst

And given your - - how the company’s currently constituted, is $650 million to $700 million a peak-ish number, based on your asset base right now? Or is that - - ?

Randy Harl - Willbros Group, Inc. - President, COO

I think it is, based on our asset base right now. But I think as - - if you look at some of the things that we’ve gone through in the last eighteen months, we’ve haven’t been able to really do some of the things that we have wanted to do. And you can get out of Bolivia, you can get out of Ecuador, you can sell these things, but nobody can save their way to prosperity. And so what we’re really focused on now that we’ve got some of these things behind us is to step out and be somewhat opportunistic because there are some opportunities out there. There are some opportunities to add some significant things to Willbros to make it grow in the markets that we’re in. We have not been able to focus on that with everything that we’ve been doing, but we are seeing ourselves in the position to be able to do that. And that’s something that we are going to be very focused on because we think as a company that we need to grow it and we’re in a period of time we can grow it significantly.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

And I think it’s also important to go back to our strategy which is to use the unique capability that Willbros has in this space to do EPC work. And in that situation, we’re able to control the use of capital a lot more effectively than if we’re just bidding a stand-alone engineering or construction project. And this will allow us, if we can put these things together right, to do more work than might be apparent, based on our ability to subcontract and move that need for capital to others.

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Stephen Gengaro - Jefferies & Co. - Analyst

And then the - - as a follow-up to that, you mentioned, I think, that your G&A run rate probably continues to be in that guidance range of 6% to 8%, and a bit more of that would be on the continuing ops side of the business, at least in the near-term. As you look out longer term, is 6% to 8% a good a range for the continuing operations part of the business once you get everything cleaned out?

Randy Harl - Willbros Group, Inc. - President, COO

Yes, it should be.

Stephen Gengaro - Jefferies & Co. - Analyst

Okay.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

That’s where we’re going. It’s going to take us some time. It will be a combination of ramping up revenue in the continuing operations and continuing to focus on reducing our costs to do business.

Stephen Gengaro - Jefferies & Co. - Analyst

Very good, thank you.

Operator

Alright. Thank you, sir. Joshua Horowitz, please state your company name followed by your question.

Joshua Horowitz - Progruin Holdings - Analyst

Hi. Josh Horowitz, Progruin [ph] Holdings in New York. Congratulations on turning this thing around to where I’m very pleased and in agreement with the decision to sell these assets. A question for you. Just to understand the sale of the assets a little bit better, will the sale include some of the receivables that you’re owed - - that you’re fighting for now, or would those be pursued external to the sale?

Randy Harl - Willbros Group, Inc. - President, COO

Well, I think that probably gets down to individual negotiations with individual purchasers. But typically on something like this, when you’re selling a holding company, you’re selling everything under it. You may get into the reps and warranties and you may get in to put together a bucket on some of these things with respect to what comes and doesn’t come in. As we move further down the road in a time horizon, and I’m not talking about years, but you’ve got a lot more clarity on that. Just as you have seen us raise our allowance for bad debts or uncollectability on some things, but these are things that would go with the business. And then it gets to are you going to discount them because of the doubtfulness about them, and if somebody wants to discount too much, we’ll keep it.

Mike Curran - Willbros Group, Inc. - Chairman, CEO

And I think, Josh, it’s important to interject here that our team in Nigeria, as well as the projects that support Nigeria from here, have made tremendous progress in working on our accounts receivables associated with the Nigerian projects, as well as the claims that we’ve had. So this operation is cleaner than it’s ever been. And compared to operations I’ve seen, it’s very clean in terms of accounts receivable. And we’ve worked it down to really only having a few issues on the claims side. So we’ve made a lot of progress here.

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 10. 2006 / 9:00AM ET, WG - Q2 2006 Willbros Group, Inc. Earnings Conference Call

Joshua Horowitz - Berggruen Holdings - Analyst

Excellent. I haven’t had a chance to read through the 10-Q yet, but are you listing a tangible book value for assets now held for sale?

Gay Mayeux - Willbros Group, Inc. - Vice President Finance

The discontinued operations will show up on the balance sheet, both in the assets and the liability side. And the net is about $108 million.

Joshua Horowitz - Berggruen Holdings - Analyst

Excellent, thank you.

Operator

Alright. Thank you, sir. Management, there are not further questions at this time. Please continue with any closing comments.

Mike Curran - Willbros Group, Inc. - President, COO

Thank you. In closing, while the numbers may not show this, we believe we’ve accomplished a tremendous amount in a short period of time to build a foundation on which we can return the company to profitability. The bottom line is with the management team we have in place, the actions we have taken with respect to Nigeria, the record backlog in continuing operations and the settlement of the class action suits provide solid evidence that we’re moving in the right direction.

I’d really like to thank you for your continued support, and thanks for joining us today. Good morning.

Operator

Thank you. Ladies and gentlemen, this concludes the Willbros Group’s Second Quarter 2006 conference call. If you would like to listen to a replay of today’s conference in its entirety, you can do so by dialing 303-590-3000, using the access code 11068106. Dialing number again to listen to a replay, 303-590-3000 and input the access code 11068106. You may now disconnect. Thank you very much for using ACT Teleconferencing, and have a very pleasant day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.